HADRO RESOURCES INC.                                             (OTC BB - HDRS)
FOR IMMEDIATE RELEASE   Reno, Nevada                           December 14, 2000

                                BUSINESS EDITORS:
    Hadro Resources Inc. common stock is traded under the symbol HDRS on the
                    OTC Bulletin Board in the United States.
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              HADRO RESOURCES INC. ANNOUNCES INTENTION TO PURCHASE
                   100% INTEREST IN SLOVGOLD DEUTSCHLAND GmbH

LETTER OF INTENT EXECUTED: Hadro Resources, Inc. (OTCBB: HDRS) (the "Company", "Corporation") is pleased to announce that it has signed a letter of intent to purchase a 100% interest in Slovgold Deutschland GmbH ("Slovgold Germany"), a Berlin based oil and gas exploration and development company with oil and gas interests located in the Ukraine, and Russia. Subject to the completion of due diligence in process, the Company plans to issue approximately 7.7 million restricted common shares in return for a 100% interest in Slovgold Germany. The Company has incorporated a wholly owned subsidiary, Eiger Properties, Inc., a Belize registered company, that would own the 100% interest in Slovgold Germany on the Company's behalf.

ABOUT SLOVGOLD GERMANY: The potential acquisition brings a German incorporated oil and gas exploration and development company investigating 10 separate oil and gas projects that range from low risk, large scale ready to drill and finance implementations with proven resource capacity, to smaller scale startup prospects, all located in the Ukraine, and Northern Siberian areas of Russia. The interests are in various stages of exploration, licensing, and negotiation by professional internal and externally contracted geological, engineering, and economic feasibility specialists.

The acquisition will bring exploration and operating offices in Berlin, Germany, and Lviv, Ukraine and corporate offices to be located in London, England.

Current arrangements and licenses obtained by Slovgold Germany require it to provide all capital required for financing all exploration and development, with future anticipated well revenues to be split 70/30 to Slovgold Germany until capital is fully repatriated, and then revert to a 50/50 profit split. This situation is reasonable given the potential reserves in place and lower degrees of risk inherent to the situations, and the fact that capital costs of drilling and well completion are approximately 1/3 of similar costs when compared to capital required for drilling and well completion in North America. Slovgold has issued an option to Eurogas, Inc. (OTCBB: EUGS) for a 50% interest in Slovgold's portion of any of its European projects under assessment or development in return for 50% of any required development financing.

Slovgold Germany Project Primary Targets: Slovgold has a joint activity agreement with the Ukrainian Government's Chernigivneffegas Geologya for its Sribnansky mega atoll in Eastern Ukraine ("U Prospect") that comprises territory of 1,329 square kilometers that comprises oil in place of approximately 770 million bbls of low viscosity, low resin content, low paraffin content, without hydrosulphide combination oil. The Company and its Ukrainian partner have centered on two smaller targets within this prospect as initial targets:

U-Prospect - Seliukhivska - Proved and Probable oil of 43 million bbls, with 6 wells drilled with oil proved in four wells with two wells capable of outputting 224 and 500 bbls per day. Acidification is expected to increase production. The area is approximately 27 square kilometers in size.

U-Prospect - Skorobohatkivske - Existing producing field, 2 gas wells drilled, with gas production of 3.5 million cubic feet per day per well, with an estimate of $270,000 capital cost per drilled/completed well. Risks are deemed minimal.

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Slovgold Germany Project History: The Ukrainian area targets are part of the greatest oil and gas anomaly in the Ukraine - the north west portion of the Dnepr-Donetsk depression. Before the fall of the USSR, that country's production focus had recently moved to the vast new field discoveries in Siberia, leaving areas like the Ukraine underfunded and in need of well and infrastructure upgrades. When the USSR fell, funding for expansion of existing reserves and exploration prospects in the Ukraine got worse. Production sometimes was halted for lack of capital to maintain necessary links in infrastructure or well maintenance. This situation has opened the door to foreign investment and Slovgold's entrance into those markets. Joint venture exploration and development relationships have been forged with the Ukrainian government, and with industry players in the exploration areas.

About the Company: Hadro Resources, Inc. is a natural resource exploration company engaged in the acquisition of oil and natural gas properties for exploration and development in the United States. Subject to financing, the Company plans to undertake drilling for oil and gas in the US. The Company is currently assessing other potential oil and gas exploration acquisitions.


For further information:
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Contact: Gary Powers, Investor Relations
Phone: (800) 209-2260 or (360) 332-1644  Fax: (360) 332-1643


SAFE HARBOR STATEMENT
orward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, commodity prices of precious metals and actual results differing materially from projections because of geological factors, operation factors, government regulations or factors relied upon from independent sources, may either negatively or positively impact exploration or mining operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. The Company assumes no obligation to update the information in this release.